Terms of Employment of Carleton F. Bryant III
                          by Westerbeke Corporation

      1. Position is Chief operating Officer (COO) reporting to the Chief Executive officer (CEO). Corporate titles held are Vice President, Treasurer and Secretary, as may be modified.

      2. Responsibility is for all operations except research and development/product engineering and for business development and strategy.

      3. Salary is $94,500 per year. Annual salary increases are not offered or contemplated. The compensation philosophy for this position is that additional compensation should come from good or better earnings quality accompanied by good or better cash management, thus justifying related incentive payments.

      4. Participation in the company-wide quarterly bonus program, which may be modified from time to time or discontinued.

      5. An incentive payment to be divided equally among each pay period during the two year period following release of the 10-K each year in accordance with the formula below, but subject to the limits described:

            Incentive = 94500*(20*(100*earnings/net sales)-60)*(average of 12 months' actual audited ending cash balances) / (average of 12 months' planned ending cash balances)

            Limits:

                  A) The Chief Executive Officer has the sole and exclusive right to override the above formula and modify the incentive according to his reasonable subjective appraisal.

                  B) This incentive is not earned and is non-vesting. No incentive payments will become due to the executive upon or after date of separation for any reason.

                  C) No annual incentive shall exceed 30% of the increase in earnings between the year of award and the prior year.

                  D)    No annual incentive shall exceed $150,000.

                  E) End of period cash balances to be reduced by overdue accounts payable.

      6. As soon as practical after starting employment, non-qualified stock options to buy 100,000 shares of Westerbeke Corporation at the then market price will be granted according to the Company's Stock Option Plan (vesting over five years), subject to similar terms and conditions as applicable to other officer employees.

      7. Two weeks vacation first year and three weeks thereafter, subject to advance notice to CEO.

      8. Valid business expenses to be supported by receipts and approve by CEO.

      9.    Execution of an agreement in form attached.

      10.   No other executive perks are offer.

      11. Beyond those itemized herein, the only other terms of employment are those stated in the standard employee handbook, which may be modified from time to time.

12. This is an "at will" employee/employer relationship which either party may terminate at any time, for any reason.

/s/ Carleton F. Bryant III             /s/ John H. Westerbeke
--------------------------             ----------------------
So agreed                              So Agreed
Carleton F. Bryant III                 John H. Westerbeke Jr.
                                       President
                                       Westerbeke Corporation

May 14, 1993                           May 14, 1993
------------                           ------------
Date                                   Date


      AGREEMENT dated as of May 14, 1993 by and between Westerbeke Corporation (the "Company"), a corporation organized under the laws of the State of Delaware, and Carleton F. Bryant III (the "Employee"), residing at 4 Arden Road, Wellesley, MA 02181.

      For all purposes of this Agreement the term "Company" shall include the subsidiary corporations of the Company, except where the context shall otherwise require.

      In consideration of the employment of the Employee by the company and of the covenants and agreements contained herein, and for the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Confidentiality. The Employee acknowledges and agrees that certain of the business and affairs of, and certain information of, the Company is of a confidential and proprietary nature. The Employee further acknowledges and agrees that during the course of his employment with the Company he will receive, develop or learn of certain secret, proprietary and confidential information of the Company not previously known to him and not known or used generally, including without limitation, information concerning the technology utilized by and developed by the Company, trade secrets, know-how, and other proprietary information concerning the business affairs; marketing activities (including pricing information), manufacturing methods, techniques for preparation and use of products, designs, styles, customs, methods of sale and distribution of products, suppliers and customers of the Company. The Employee agrees that during his employment with the Company and forever thereafter he will not, without the written consent of the Company or except as required by law in connection with any judicial or administrative proceeding, disclose to any third party, and will keep in strict secrecy and confidence and treat as the property of the Company, any and all such information, knowledge or other data relating to the Company, whether or not such information knowledge or other data is in written form, that the Employee may receive, develop or learn in the course of his employment by or relations with the Company, or which he has received, developed or learned in the past in the course of his employment by or relations with the Company, which has not been unrestrictedly disclosed by the company or is not generally or publicly known (other than as a result of the unauthorized disclosure by the Employee).

      2. Inventions, Processes and Other Materials. (a) While the Employee is employed by the Company and whether he shall make or develop them individually or jointly with others or on his own time or on the time of the Company, all inventions which the Employee may make or in which he may participate relating to the affairs and business of the Company and all trade secrets, processes, know-how, practices, designs, technologies, and methods which the Employee may develop or in which he may participate relating to the affairs and business of the Company shall belong to and shall be owned by the Company. At the request of the Company and without further consideration, the Employee agrees that he shall expressly assign to the Company all his right, title and interest in and to each such invention, trade secret, process, know-how, practice, design, technology, and method and shall sign all papers and do all other acts necessary, at the Company's expense, to assist the Company to obtain patents on or otherwise perfect the Company's right, title and interest in and to each such invention, trade secret, process, know-how, practice, design, technology, and method in any and all countries. The Company shall have the exclusive worldwide right to exploit commercially all products embodying such inventions, trade secrets, processes, know-how, practices, designs, technologies or methods and the Employee agrees not to exploit commercially any product embodying any such item or otherwise use any such item in any research or other application.
The Employee shall disclose to the Company all inventions, trade secrets, processes, know-how, practices, designs, technologies, and methods relating to the affairs and business of the Company of which he becomes aware during the period of his employment.

      (b) All papers, reports, notes, test results, other writings and documents and apparatus relating to the affairs and business of the Company, including those prepared or made by the Employee, shall be the exclusive property of the company.

      (c) All copyrightable material relating to the aforesaid business of the Company which the Employee produces, composes or writes, individually or in collaboration with others while employed by the Company whether made on the Company's time or his own time, shall belong to and shall be owned by the Company. At the request of the Company and without further consideration the Employee agrees that he shall expressly assign to the Company all his right, title and interest in and to such copyrightable material and shall sign all papers and do all other acts necessary, at the expense of the Company, to assist the Company to obtain copyrights on or otherwise perfect the Company's right, title and interest in and to such material in any and all countries.

      3. Non-competition. Following the termination of his employment for affiliation with the Company for any reason, the Employee covenants and agrees (i) for a period of three years following such termination, not to engage, directly or indirectly, whether as principal, agent, representative consultant, stockholder (not including an investment of less than five percent in the publicly traded stock of any corporation), partner, employee, or otherwise in the United States (of if the Employee's employment is with a subsidiary of the company located in a foreign jurisdiction, then, in addition, in such foreign jurisdiction), in any activity or business venture which is competitive with the business or businesses conducted by the Company at the time of the termination of his employment or affiliation with the Company, (ii) for a period of three years following such termination, not to solicit or entice or endeavor to solicit or entice anyway from the Company any director, officer or employee of the Company either on his own account or for any person, firm, corporation or other organization, (iii) for a period of three years following such termination, not to employ, directly or indirectly, any person who at the time of termination of his employment or affiliation with the company was a director, officer or employee of the Company and who by reason of such position is or may be likely to be in possession of any confidential information or trade secrets relating to the businesses or activities of the Company, (iv) for a period of three years following such termination, not to solicit business from any person, firm, corporation, or other organization which, to the best of his knowledge at the time of the termination of his employment or affiliation with the company, has contracted for the products or services of the Company or is in the process, of negotiating with the Company concerning such products or services, whether on his own account or for any person, firm, corporation or other organization, and (v) that he shall not take any action intended, directly or indirectly, to impair the good will of the Company or the business reputation or good name of the Company or to be otherwise detrimental to the interests of the Company, including any action intended, directly or indirectly, to benefit a competitor of the Company.

      4. Enforceability. It is the intention of the Employee and the Company that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought, but that the unenforceability of any provision or provisions of this Agreement shall not render unenforceable, or impair, the remainder of this Agreement. Accordingly, if any provision hereof is determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision and to alter the remainder of this Agreement in order to render it valid and enforceable.

      5. Specific Performance. It is recognized and agreed by the Company and the Employee that the remedy at law, including and award of monetary damages, will be inadequate and will not compensate the Company for the harm caused by any breach or nonperformance of this Agreement by the Employee. Accordingly, the Employee consents and agrees that his obligations hereunder shall be enforceable by an order of any court of competent jurisdiction requiring specific performance by the Employee of his duties and obligations hereunder and, further, that the Company shall be entitled to an injunction to be issued by any court of competent jurisdiction, restraining him from continuing or committing any violation of such duties and obligations, all without the necessity of proving irreparable harm of actual damage.

      6. Assignment. Upon the sale of all or substantially all the assets, business and good will of the Company, or upon the merger or consolidation of the Company into another corporation, this Agreement shall bind and inure to the benefit of both the Employee and the acquiring, succeeding or surviving corporation, as the case may be.

      7. No Entitlement to Employment. The Employee acknowledges that his employment may be terminated by the Company or by the Employee at any time and for any reason. Nothing contained herein shall constitute an agreement on the part of the Company to employ or otherwise retain the services of the Employee for any period of time. In addition, the Employee agrees that nothing herein shall confer upon the Employee any right to continue in the employ of the Company.

      8. Return of Materials. Upon the termination of his employment or affiliation with the Company for any reason, the Employee agrees to return to the Company all documents, materials, equipment, credit cards and other items which belong to the Company. If the Employee shall fail to return any such items to the Company, the Company may withhold the reasonable value thereof from any payments that may be due to the Employee, or take other action to recover the property or its value.

      9. Notices. Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or by certified or registered mail addressed to the respective parties as follows:
            (a)   If to the Company:
                  Avon Industrial Park,
                  Avon, Massachusetts 02322
                  Attention:  President

            (b)   If to the Employee:
                  at the address appearing at the head of this Agreement. Either of the above addresses may be changed at any time on notice given as provided above.

      10. Entire Agreement and Amendment. This Agreement sets forth the entire understanding of the parties hereto with, respect to the subject matter hereof, and no modification or amendment to this Agreement shall be binding on the parties unless in writing and signed by the parties.

      11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall be considered one document.

      12. Governing Law. This Agreement shall be governed by an construed in accordance with the laws of the State of Massachusetts applicable to agreements made and to be performed entirely with such State.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                       WESTERBEKE CORPORATION
                                       By: Chief Operating Officer
                                           -----------------------
                                           Title

                                           Carleton F. Bryant III
                                           ----------------------
                                           Employee